EXHIBIT 4.3

CERTIFICATE OF TRUST

OF

FIRST FINANCIAL CAPITAL TRUST I

THIS CERTIFICATE OF TRUST OF FIRST FINANCIAL CAPITAL TRUST I (the "Trust") is being duly executed and filed by the undersigned on behalf of the Trust to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. §§3801 et seq.) (the "Act").

1.	Name. The name of the statutory trust being formed is First Financial Capital Trust I.
2.	Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware is as follows:

Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, DE 19890 ATTN: Corporate Trust Administration

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Trust in accordance with Section 3811(a) of the Act.

WILMINGTON TRUST COMPANY, not in its individual capacity but solely as trustee of the Trust
By:	/s/ Denise M. Geran Name: Denise M. Geran Title: Vice President